Exhibit 99.1

                              [Immtech letterhead]

CONTACT:    F. C. Thompson:  877-898-8038

                IMMTECH ANNOUNCES UNDERWRITER'S FULL EXERCISE
                            OF OVER-ALLOTMENT OPTION

            Vernon Hills, Il., July 29, 2004 - Immtech International, Inc. (Amex: IMM) today announced that the underwriter of the previously announced underwritten public offering of 782,608 shares of the Company's common stock has exercised its option to purchase the entire over-allotment option consisting of 117,391 additional shares of common stock. As a result, a total of 899,999 shares will be sold at the closing of this offering, which is expected to occur on July 30, 2004. All of the shares to be sold are being offered by the Company, and gross proceeds to the Company are expected to be approximately $9.2 million.

            Jefferies & Company, Inc. is acting as the sole book-running manager and underwriter of this offering. The offering of the shares is being made only by means of a prospectus, a copy of which can be obtained from Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, New York 10022.

            This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

            Immtech International, Inc. is a pharmaceutical company advancing the development and commercialization of oral drugs to treat infectious diseases and neoplastic (cancer) and metabolic (diabetes) disorders. We are developing treatments for fungal infections, malaria, tuberculosis, cancer, diabetes, Pneumocystis carinii pneumonia ("PCP") and tropical diseases, including African sleeping sickness (trypanosomiasis) and leishmaniasis. We have a worldwide, exclusive license to commercialize a dicationic pharmaceutical platform from which a pipeline of products may be developed to target large, global markets.

            "Safe Harbor" Statement under the Private Securities Reform Act of 1995: Statements in this press release regarding Immtech International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K/A for the most recently ended fiscal year.

            Source:  Immtech International, Inc.
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